Exhibit 12.1

COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Six
	Months
	Ended
	June 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Earnings
Income before income taxes	13,996	25,410	24,401	23,763	16,581	17,590
Add: Fixed charges excluding interest on deposits	2,409	7,441	7,985	7,225	6,998	5,786
	16,405	32,851	32,386	30,988	23,579	23,376
Add: Interest on deposits	3,721	9,196	10,087	10,026	11,772	11,358
	20,126	42,047	42,473	41,014	35,351	34,734
Fixed Charges
Interest on borrowings:
Short-term	151	195	93	108	221	746
Long-term	1,996	6,736	7,387	6,640	6,341	4,639
	2,147	6,931	7,480	6,748	6,562	5,385
One-third of rent expense	262	510	505	477	436	401
Fixed charges excluding interest on deposits	2,409	7,441	7,985	7,225	6,998	5,786
Interest on deposits:
Savings, NOW and money market	1,218	3,393	4,035	4,049	5,287	4,576
Time	2,503	5,803	6,052	5,977	6,485	6,782
	3,721	9,196	10,087	10,026	11,772	11,358
Fixed charges including interest on deposits	6,130	16,637	18,072	17,251	18,770	17,144

Ratios of Earnings to Fixed Charges:
Excluding interest on deposits	6.81	4.41	4.06	4.29	3.37	4.04
Including interest on deposits	3.28	2.53	2.35	2.38	1.88	2.03